Exhibit 10.2

EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as of September 21, 2005 (the “Signing Date”), between EPIX Pharmaceuticals, Inc. (the “Company”), and Michael J. Astrue (the “Executive”),

WITNESSETH THAT:

WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of the Executive by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

1.  Performance of Services.  The Executive’s employment with the Company shall be subject to the following:

(a)           Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its Chief Executive Officer during the Agreement Term (as defined below).

(b)           During the Agreement Term, while the Executive is employed by the Company, the Executive shall devote his full time, energies and talents to serving as its Chief Executive Officer.

(c)           The Executive agrees that he shall perform his duties faithfully and efficiently subject to the directions of the Board of Directors of the Company (the “Board”).  The Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of Chief Executive Officer.  The Executive shall report to the Board and shall have such authority, power, responsibilities and duties as are inherent in his position (and the undertakings applicable to his position) and necessary to carry out his responsibilities and the duties required of him hereunder.

(d)           Notwithstanding the foregoing provisions of this paragraph 1, during the Agreement Term, the Executive may devote reasonable time to activities other than those required under this Agreement (“outside activities”), including the supervision of his personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that such other activities do not inhibit or prohibit the performance of the Executive’s duties under this Agreement, or conflict in any material way with the business of the Company or any subsidiary.  The Executive has provided the Company with a list of such professional and other outside activities in which he is currently engaged, and it is understood and agreed by the parties that the Executive’s continued participation in such activities shall not be a breach of this Agreement.  In the event that the Company extends the last day of the Agreement Term in accordance with paragraph (e) below to a date that is later than the four-month anniversary of the Effective Date, the Company hereby agrees to become a member of the Massachusetts High Technology Council not later than the four-month anniversary of the Effective Date.

(e)           The “Agreement Term” shall be the period beginning on the Effective Date and ending on the four-month anniversary of the Effective Date.  The Board, by notifying the Executive not later than the three-month anniversary of the Effective Date, may extend the Agreement Term so that it ends on the six-month anniversary of the Effective Date.  The Effective Date of this Agreement shall be September 14, 2005.

2.  Compensation.  Subject to the terms of this Agreement, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:

(a)           Salary.  For services rendered under this Agreement, the Company shall pay the Executive a salary at the annual rate of $400,000, paid in accordance with the Company’s usual payroll practices.

(b)           Bonus.  The Board, or its designated committee, may, in its sole discretion, at the time of the Executive’s Date of Termination, grant the Executive a bonus for services rendered by the Executive to the Company.

(c)           Other Benefits.  The Executive shall be eligible for the welfare benefits and other fringe benefits to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company’s other senior management employees.

(d)           Expense Reimbursement.  The Company will reimburse the Executive for all reasonable expenses incurred in promoting the Company’s business, provided that such expenses are incurred and accounted for in accordance with the reasonable policies and procedures established by the Company.

(e)           Indemnification and Insurance.

(i)            The Company and the Executive, contemporaneously with the execution of this Agreement, shall execute the Company’s standard Indemnification Agreement.

(ii)           The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as other senior management employees of the Company; provided, however, that the Company shall not be required to maintain such insurance coverage unless the Board determines that it is obtainable at reasonable cost.

(f)            Attorneys Fees.  The Company will reimburse the Executive for the reasonable documented attorney fees incurred in connection with the negotiation of this Agreement.

3.  Termination.  The Executive’s employment with the Company during the Agreement Term may be terminated by the Company or the Executive without any breach of this Agreement only under the following circumstances: (i) upon the death of the Executive; (ii) upon the permanent disability of the Executive if such disability renders the Executive incapable of performing his duties; (iii) upon ten days’ prior written notice by the Company to the Executive; or (iv) upon ten days’ prior written notice by the Executive to the Company.

4.  Rights Upon Termination.  If the Executive’s Date of Termination occurs during the Agreement Term for any reason, the Company shall pay to the Executive:

(a)           The Executive’s salary for the period ending on the Date of Termination.

(b)           The Executive and any of his dependents shall be eligible for COBRA continuation coverage (as described in section 4980B of the Internal Revenue Code of 1986, as amended) at the Executive’s own cost to the extent required by applicable law.

(c)           Any other payments or benefits to be provided to the Executive by the Company or a subsidiary pursuant to any employee benefit plans or arrangements established or adopted by the Company or a subsidiary (including, without limitation, any rights to indemnification from the Company (or from a third-party insurer for directors and officers liability coverage) with respect to any costs, losses, claims, suits, proceedings, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to the Executive’s employment by the Company or the Executive’s service as an officer), to the extent such amounts are due from the Company in accordance with the terms of this Agreement or such plans or arrangements.

“Date of Termination” means the last day the Executive is employed by the Company.

5.  Proprietary Information.

(a)           The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  Without limitation, Proprietary Information shall include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, development plans, research data, clinical data, confidential communications with regulatory bodies and other third parties, financial data, personnel data, computer programs, customer and supplier lists, and contacts with or knowledge of customers or prospective customers of the Company.  The Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company with authorization to access the information or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without approval by an officer of the Company, during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault of the Executive.

(b)           The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic, or other tangible material containing Proprietary Information, in any form, whether created by the Executive or others, which shall come into his custody or possession, shall be the exclusive property of the Company and will be used by the Executive only in the performance of his duties for the Company.  All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his employment.  After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.

(c)           The Executive agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties, including licensors and licensees, who may have disclosed or entrusted the same to the Company or to the Executive.

6.  Inventions.

(a)           The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him, or under his direction, or jointly with others, during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Inventions”).

(b)           The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of his right, title and interest in and to all Inventions and related patents, patent applications, trade secrets, copyrights and copyright applications.  However, this paragraph 2(b) shall not apply to Inventions which are unrelated to the present or planned business or research and development of the Company and which are made and conceived by the Executive outside of normal working hours, outside the Company’s premises and do not involve use of the Company’s tools, devices, equipment or Proprietary Information.  The Executive understands that, to the extent this Agreement is to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 2(b) shall be interpreted to not apply to any invention which a court rules and/or the Company agrees to fall within such classes.

(c)           The Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of patents, trademarks, copyrights and other intellectual property rights (both in the United States and foreign countries) relating to Inventions.  The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Invention.  The Executive further agrees that if the Company is unable to secure the signature of the Executive on any such papers with reasonable effort, an executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described herein.

7.  United States Government Obligations.  The Executive acknowledges that the Company from time to time may have agreements with other persons, companies or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding disclosure of the confidential nature of such work.  The Executive agrees to be bound by all such obligations and restrictions which are made known to the Executive and to take all action necessary to discharge the obligations of the Company under such agreements.

8.  Remedies.  The Executive agrees and acknowledges that his breach of paragraphs 5, 6, or 7 cannot be reasonably or adequately compensated for in money damages alone and would cause irreparable injury to the Company.  Accordingly, the Executive agrees that, with respect to a breach of such paragraphs, the Company is entitled to, in addition to all other rights and remedies available to the Company at law or in equity, specific performance and immediate injunctive relief, without posting a bond.

9.  Survival.  The Executive agrees that his obligations under Sections 5, 6, and 7 of this Agreement shall survive the termination of his employment or the Agreement Term, regardless of the reason for such termination.

10.  Acknowledgement.  The Executive acknowledges and agrees that the Company does not desire him to use any confidential information of any prior employer during his employment hereunder and that the Company will not ask for nor accept any such confidential information.  This acknowledgement shall not reduce or otherwise affect the Executive’s rights to indemnification from the Company.

11.  Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement

12.  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts.  Both parties agree to exclusive venue in the state (Middlesex County) or federal courts located in the Commonwealth of Massachusetts.

13.  Successors and Assigns.  This Agreement shall be enforceable by the Executive and his heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

14.  Entire Agreement.  This Agreement, with the Indemnification Agreement, contains the entire agreement of the parties and supersedes any prior understandings or agreements between the Executive and the Company, and the restrictions in this Agreement shall be in lieu of any restrictions that might otherwise apply under the Company’s Employee Agreement.  This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Signing Date.

COMPANY:

EPIX Pharmaceuticals, Inc.

By	/s/ Christopher F.O. Gabrieli
Name: Christopher F.O. Gabrieli
Title: Chairman of the Board

EXECUTIVE:

/s/ Michael J. Astrue
Michael J. Astrue